                                                                    EXHIBIT 10.4
                                                                    ------------

                            WAFER SUPPLY AGREEMENT


          This Wafer Supply Agreement (the "Agreement") is made and entered into as of January 14, 1997 (the "Effective Date"), by and between Mitsubishi Electric Corporation, a Japanese corporation having its principal place of business at 2-2-3, Marunouchi, Chiyoda-Ku, Tokyo 100 Japan ("MELCO"), and NeoMagic Japan K.K., a Japanese corporation with offices at 8-12, Minamicho 2-chome, Kokubunji-shi, Tokyo, Japan ("NeoMagic-J"), acting as the agent of NeoMagic International Corporation, a Cayman corporation.


                                    RECITALS
                                    --------

          WHEREAS, NeoMagic-J and ITS affiliated companies (NeoMagic International Corporation and NeoMagic Corporation, hereinafter referred to as "Associated Companies") are in the business of designing and selling integrated circuits.

          WHEREAS, MELCO is in the business of, among other things, developing, manufacturing and selling integrated circuits, a corporation organized under the laws of Japan, wishes to manufacture for NeoMagic-J integrated circuits designed by NeoMagic, INTO WHICH dynamic random access memory ("DRAM") MODULES designed by MELCO ARE INCORPORATED.

          NOW, THEREFORE, in consideration of the mutual promises and obligations herein, the parties agree as follows:

1.        DEFINITIONS
          -----------

          1.1 "Process" shall mean the MELCO wafer manufacturing process identified on Appendix A to this Agreement. Any additional MELCO wafer manufacturing processes to be included within the scope of this Agreement shall be specifically agreed to in writing by the parties and added to Appendix A.

          1.2 "Device" shall mean each integrated circuit device on a Wafer which SHALL BE MANUFACTURED BY MELCO AND purchased by NeoMagic-J under this Agreement. The first of A SERIES OF SUCH DEVICES is designated by NeoMagic-J as "NM-2070".

          1.3 "DRAM Memory Module" shall mean each DRAM memory array MELCO shall design for NeoMagic-J or its Associated Companies and incorporated in one or more Devices.



[*] Confidential Treatment Requested

          1.4 "Mitsubishi Proprietary Technology" shall mean any existing technology, know-how, process (whether or not equivalent to the Process) and materials owned or CONTROLLED by MELCO as of the Effective Date, and all ideas, inventions, creations, works, processes, designs, methods, technology, know-how and materials (whether or not patentable, copyrightable, registrable as a mask work or protectable as a trade secret or trademark) which are developed and discovered by MELCO DURING the work performed under this Agreement.

          1.5 "NeoMagic-J Proprietary Technology" shall mean any existing technology, know-how, process, design, schematic and materials owned or CONTROLLED by NeoMagic-J or its Associated Companies as of the Effective Date, and all ideas, inventions, creations, works, processes, designs, methods, technology, know-how and materials (whether or not patentable copyrightable, registrable as a mask work or protectable as a trade secret or trademark) which are developed or discovered by NeoMagic-J or its Associated Companies DURING the work performed under this Agreement.

          1.6 "Confidential Information" shall mean any information, including but not limited to technical information, data base, specifications and supporting documents, transferred by one party to the other party, either visually, orally, in writing or in machine-readable format, as well as all masks or reticules generated by or on behalf of one party for the other party; provided that all such information is identified "Confidential" or "Proprietary," or, if visual or oral, is identified as confidential or proprietary at the time of disclosure and confirmed in writing within seven (7) days thereafter. CONFIDENTIAL Information also shall include such information disclosed to or by the Associated Companies. CONFIDENTIAL Information does not include information generally available to the public, information which is independently developed or known by the receiving party or an affiliated company without reference to another party's PROPRIETARY INFORMATION, information rightfully received from a third party without violation of any confidentiality obligations under this Agreement, information which is authorized in writing for release by the disclosing party or information which is released pursuant to court of governmental order.

          1.7 "Purchase Order" shall have the meaning given in Section 4.1 of this Agreement.

          1.8  "Wafer" shall mean a silicon wafer which embodies Devices.

          1.9 "Wafer Lot" shall mean 25 Wafers; provided that, this number may be changed by written Agreement of the parties.

          1.10 "Yield" shall mean electrically good DRAM Memory Modules in dice divided by the number of full die locations on the Wafer (i.e., excluding locations which are not complete due to the curved edge of the Wafer).

2.   TERM
     ----

     The term of this Agreement shall commence as of the Effective Date and shall continue for five (5) years. Such term may be extended on a year-to-year basis if the parties specifically agree in writing at least nine (9) months prior to the expiration of the then-current term.

3.   FORECASTS
     ---------

     3.1  Twelve-Month Rolling Forecasts.  By the 15th day of each month,
          ------------------------------
NeoMagic-J shall provide to MELCO, in a method agreed on by both parties a rolling forecast ("Forecast") of the number of Wafers which NeoMagic-J intends to purchase during the next twelve (12) months. The Forecast shall show deliveries of wafer quantity, deliveries expected to be made by MELCO each month. The parties shall meet quarterly to review matters related to Forecasts and capacity under this Agreement. At each quarterly meeting, the parties shall agree in writing on the Forecasts of the number of Wafers NeoMagic-J intends to purchase and MELCO intends to sell during the next six (6) months commencing the first day of the calendar quarter following such quarterly meeting. Notwithstanding anything to the contrary in this Agreement, no Forecast, or any part thereof, shall be binding on MELCO or NeoMagic-J except that MELCO agrees to supply to NeoMagic-J the number of Wafers specified in each Forecast for the two quarters following such Forecast.

     3.2  Required Orders.  Purchases for month four (4) of a Forecast
          ---------------
shall be confirmed by firm purchase orders placed by NeoMagic-J no later than the last week of the fifth (5th) preceding month. For example, if NeoMagic-J submits a Forecast on April 15, 1996, for Wafer quantities which have been agreed to by MELCO, then a purchase order shall be placed before May 1, 1996 for shipments to be started 15 actual workweeks after the placement of the purchase order.

     3.3  Limited Quantity Adjustments.
          ----------------------------

          (a) Order quantities for the first four (4) months of any purchase order are not subject to adjustment without MELCO's prior written consent.

          (b) NeoMagic-J may increase or decrease Forecast quantities for the fifth and sixth calendar months of a Forecast, as compared to quantities in the prior Forecast for the same three calendar months, by no more than minus ten percent (-10%) or plus fifteen percent (+15%). In the event NeoMagic-J increases or decreases Forecast quantities in the manner described in the previous sentence, it will place a purchase order, according to Section 3.2, for adjusted quantities to be delivered during the fifth month.

     For example, if NeoMagic-J submits a Forecast in December 1995 estimating Product purchases of 3,000 Wafers in each of April, May and June of 1996, which quantities have been agreed to by MELCO, then the Forecast submitted in January 1996 may increase estimated Product purchases for May and June up to quantity of 3,450 Wafers (i.e., 115% of 3,000) or down to a quantity of 2,700 Wafers (i.e., 90% of 3,000). In such event, NeoMagic-J shall place purchase orders no later than January 5, 1996 for Wafers to be shipped in May, and the number of Wafers subject to such purchase orders shall not be less than 2,700 nor more than 3,450.

          (c) NeoMagic-J may increase or decrease the forecasted quantities for the seventh, eighth and ninth calendar months of a Forecast, as compared to quantities in the prior Forecast for the same three (3) calendar months, by up to thirty percent (30%).

     For example, if NeoMagic-J submits a Forecast in December 1995 estimating Product purchases of 3,000 Wafers in each of July, August and September of 1996, which quantities have been agreed to by MELCO, then the Forecast submitted in January 1996 may increase estimated purchases for each of July, August and September to as much as 3,900 (130% of 3,000) but to not less than 2,100 (70% of 3,000).

          (d) Forecasted quantities for the tenth, eleventh and twelfth months following the date of a Forecast shall be based on NeoMagic-J's best estimate made in good faith and may be revised up or down in the following monthly Forecast.

          (e) MELCO shall arrange for MELCO to make commercially reasonable efforts to allocate and reserve Wafer production capacity sufficient to supply the adjustments to the agreed-upon Forecast quantities as described in this
Section 3.3(BCD).

4.   PURCHASE ORDERS
     ---------------

     4.1  Definition.  "Purchase Order" shall mean the purchase order OF
          ----------
NeoMagic-J (including A PURCHASE ORDER ISSUED BY a third party approved by NeoMagic-J and MELCO ON BEHALF OF NEOMAGIC-J), whether provided in writing or sent by electronic means, and any documents incorporated therein by reference.

     4.2  Printed Terms.  Each individual Purchase Order shall be subject
          -------------
to the terms of this Agreement. The parties acknowledge that any printed terms and conditions on Purchase Order or MELCO's Customer Acknowledgment shall be null and void, and neither party shall be bound by such terms and conditions.

     4.3  Minimum Information.  All Purchase Orders shall at a minimum
          -------------------
contain the following information: (i) reference to this Agreement; (ii) identification of each Device by proper name, Wafer quantities and price; (iii) shipping instructions and destination; (iv) requested shipment date; and (v) the method of payment described in Section 6.2 of this Agreement.

     4.4  Order Acceptance.  Subject to Section 6.2 of this Agreement,
          ----------------
MELCO shall accept all Purchase Orders which are consistent in quantities with Forecasts issued and agreed upon by MELCO under this Agreement. MELCO shall deliver a written acknowledgment of each Purchase Order (or acceptance or rejection, if the quantity is not consistent with the applicable Forecast or the Purchase Order is not consistent with the terms of this Agreement) within four
(4) working days after receipt of the Purchase Order.

     4.5  Delivery Information.  MELCO will provide NeoMagic-J with a
          --------------------
monthly shipment plan, specifying shipments for each week in the month, for the coming two (2) months, and another monthly shipment plan, for the coming three/four (3/4) months, at the beginning of each month.

5.   ORDER CANCELLATION.
     ------------------

     Purchase orders accepted by MELCO may be canceled only if NeoMagic-J agrees to pay MELCO, subject to all the terms of this Section 5, the cost of work-in-progress for the Wafers which are the subject of the cancellation, according to the following schedule:

          (a) Ten percent (10%) of the Wafer purchase price if the notice of cancellation is received by MELCO during the period from MELCO's acceptance of the purchase Order until the commencement of the field process of the manufacturing; provided, however, that there will be no cancellation fee if NeoMagic-J substitutes another product using the same Process or MELCO can find another purchaser (internal demand or external demand) of a similar amount of wafers to be fabricated using the same Process. MELCO agrees to use its best efforts to find such a purchaser;

          (b) Forty percent (40%) of the Wafer purchase price if the notice of cancellation is received by MELCO during the period after the commencement of the field process until commencement of the channel doping process;

          (c) Seventy percent (70%) of the Wafer purchase price if the notice of cancellation is received by MELCO during the period from commencement of the channel doping process until commencement of the Metal 1 process;

          (d) Ninety percent (90%) of the Wafer purchase price if the notice of cancellation is received by MELCO following the commencement of Metal 1 process and before Wafer testing; and

          (e) One hundred percent (100%) of the Wafer purchase price if the notice of cancellation is received by MELCO following the commencement of Wafer testing.

MELCO will invoice NeoMagic-J for such amount, and NeoMagic-J shall pay such invoices within 60 days from the date of receipt. In all events, however, certain Wafer quantity adjustments (delays in the delivery date and increase of quantity) may be discussed between the parties on a case-by-case basis, but such adjustments shall only be made if agreed to in writing by MELCO, which Agreement shall not be withheld unreasonably.

     MELCO will provide work-in-progress ("WIP") reports, that include mutually agreed upon information on a periodic basis that the parties agree to negotiate in good faith but that is consistent with reported cycle times. Cancellation charges will be based on the latest WIP report with movement updates to the date of the cancellation notice.

6.   PRICING AND PAYMENT
     -------------------

     6.1  Price Calculation Generally.  Wafer purchase prices shall be
          ---------------------------
determined and calculated in Japanese yen. The parties shall meet quarterly to set the prices to be charged in the next quarter.

     6.2  Payment Obligations. NeoMagic-J will provide for mutually
          -------------------
acceptable credit terms.

     6.3  Payment Terms.  MELCO shall invoice a mutually agreed upon
          -------------
creditor ("Creditor") upon delivery of the Wafers to the specified FOB location. The Creditor shall then pay MELCO the net purchase price for Wafers in Japanese yen within seventy (70) days after the delivery of the Wafers. Past due invoices of MELCO shall bear interest at the rate of 0.75% per month, but not in excess of the maximum lawful rate, until paid in full. If the due date of an invoice is not a business day, the Creditor shall pay MELCO on the next business day following such due date.

7.   MASKS AND RELATED CHARGES
     -------------------------

     7.1  Generally.  NeoMagic-J shall supply MELCO at NeoMagic-J's
          ---------
expense, with set(s) of masks for the manufacture of each Device. NeoMagic-J or its Associated Companies retains sole ownership of all mask work rights, any other intellectual property related to such masks, and the masks themselves, and MELCO shall utilize each mask set provided or created pursuant to this Agreement solely to manufacture the Wafers for NeoMagic-J or its Associated Companies.

     7.2  Charges for Additional Masks.  Mask charges in addition to those
          ----------------------------
described in Section 7.1 of this Agreement, if any, will be paid to Dai Nippon Corporation or a mutually agreed upon alternate source as follows:

          (a) In the event of Yield problems related to the Process or DRAM Memory Module's design, MELCO shall pay the charges.

          (b) In the event of problems related to layout or Device logic design, excluding the DRAM Memory Module, NeoMagic-J shall pay charges.

          (c) In the event of indeterminable Yield problems or Yield problems attributable to both DRAM Memory Module and Device design, MELCO and NeoMagic-J shall each pay half of the additional mask charges.

          (d) When the Yield problem is discovered, the party responsible for the problem as set forth above shall pay the mask charges.

8.   QUALITY
     -------

     8.1  Cooperation.  The parties shall work together to improve Yield,
          -----------
quality and reliability of the Wafers.

     8.2  Destroy all non-conforming Chips.  NeoMagic-J shall ensure that,
          --------------------------------
promptly following dicing, NeoMagic-J or its assembler shall destroy all non-confirming Chips. Upon MELCO's request from time to time, NeoMagic-J shall certify as to its compliance with the foregoing sentence, and MELCO shall have the right to audit such compliance.

     8.3  Quarterly Reports.  In the event that WAFERS are manufactured on
          -----------------
a standard DRAM processing line, MELCO will provide NeoMagic-J at regular intervals with MELCO's standard quarterly reports concerning quality and reliability data of its 16M commodity DRAM products. In the event that NeoMagic-J's DRAM products are the only DRAM products being manufactured on a particular processing line, MELCO will provide NeoMagic-J at regular intervals with SPC data.

     8.4  Assistance by MELCO.  MELCO shall provide assistance reasonably
          -------------------
requested by NeoMagic-J in connection with failures detected in testing as well as corrections to prevent such failures.

     8.5  Notice of Process Changes.  MELCO will not to implement material
          -------------------------
Process changes which affect the quality, reliability, cost or Yield of the Devices without reasonable advance notice to NEOMAGIC-J.

     8.6  Manufacturing Audits.  MELCO will provide reasonable assistance
          --------------------
for NeoMagic-J's quality personnel to audit MELCO's manufacturing facilities.

     8.7  P.C.M. Data.  MELCO will provide Process Control Monitor (P.C.M.)
          -----------
data on the first fifty (50) lots of each new product. Thereafter such data will be provided upon request.

9.   WARRANTY
     --------

     9.1  Warranty. MELCO warrants to NeoMagic-J that, after delivery of
          ---------
Wafers to NeoMagic-J until the end of the acceptance inspection, the DRAM Memory Module shall conform to the specifications set forth in Appendix A hereto. In the event within one year from shipment, if the DEVICE, INCLUDING BUT NOT LIMITED TO THE DRAM MEMORY MODULE, were found defective, Wafers may be returned provided that MELCO shall agree that any asserted defects or failures were caused by MELCO's material, and workmanship and not by NeoMagic-J during further processing at assembly, test and handling. After such AGREEMENT by MELCO, Wafers may be returned according to Section 9.4 and MELCO's liability will be limited to the replacement of such defective Wafers under the provision that necessary equipment to Process the Wafers are still available. If not available, MELCO and NeoMagic-J shall negotiate in good faith.

     9.2  Inspection.  NeoMagic-J shall be responsible for inspection of
          ----------
the Wafers upon delivery under Section 10.3 of this Agreement. Such inspections shall be carried out at NeoMagic-J's expense within 30 days of such delivery. Such inspections shall be carried out in accordance with the Inspection Specifications set forth in Appendix F hereto.

     9.3  Notice.  If NeoMagic-J claims that any portion of the DRAM Memory
          ------
Module does not conform to the specifications set forth in Appendix D or E, respectively, as a result of the inspection, NeoMagic-J shall immediately give MELCO notice of such non-conformance. Failure to inspect or provide MELCO with notice of non-conformance within the thirty (30) day inspection period shall constitute a waiver of NeoMagic-J's right to reject the Devices and Wafers.

     9.4  Remedies.  Upon request by MELCO, NeoMagic-J shall return all
          --------
alleged non-conforming Wafers to MELCO. MELCO shall HAVE A RIGHT TO determine whether such Wafers are non-conforming. MELCO's warranty shall not cover, extend to or apply to defects, damage or deterioration to the Wafers caused by NeoMagic-J or any third party. In the event MELCO determines that any non-conformance of the Wafers is its responsibility, it shall supply replacements or cancel the Purchase Order concerned, as agreed to by the parties in each case. All freight charges and charges associated with the return of non-conforming Wafers to MELCO from NeoMagic-J's facility and the shipment of replacement items therefor to NeoMagic-J from MELCO shall be borne by MELCO. If, however, MELCO determines that such returned Wafers are conforming, NeoMagic-J shall bear all such freight charges, export and import duties (if any) and costs incurred by MELCO for obtaining and returning such Wafers.

     9.5  Disclaimers.  THE DRAM MEMORY MODULE AND PROCESS QUALITY
          -----------
WARRANTIES SET FORTH ABOVE ARE EXCLUSIVE AND NO OTHER PRODUCT QUALITY WARRANTY, WHETHER WRITTEN OR ORAL, IS EXPRESSED OR IMPLIED. MELCO SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE REMEDIES PROVIDED UNDER THIS ARTICLE 9. SHALL BE THE PARTIES' SOLE AND EXCLUSIVE REMEDIES WITH RESPECT TO PRODUCT QUALITY. IN NO EVENT SHALL MELCO BE LIABLE TO NEOMAGIC-J FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES DUE TO ANY CAUSE.

10.  DELIVERY AND SHIPMENT
     ---------------------

     10.1 Shipment Upon Fabrication.  MELCO shall arrange to ship Wafers
          -------------------------
upon completion of fabrication cycle times or on the requested shipment date, provided, however, that the parties shall negotiate with each other in good faith, if delay in delivery occurs.

     10.2 Delivery Instructions.  MELCO shall arrange to deliver the Wafers
          ---------------------
in accordance with reasonable instructions contained in NeoMagic-J's accepted Purchase Orders.

     10.3 DELIVERY Terms.  All DELIVERIES shall be MADE AT F.O.B. specified
          --------------
point in, Japan. Title and risk of loss to the Wafers shall pass to NeoMagic-J upon delivery of the Wafers to the carrier at the F.O.B. point.

     10.4 Yield Requirement.  MELCO shall not ship Wafer Lots with a Yield
          -----------------
rate lower than [*] for the DRAM Memory Module unless the parties agree otherwise in writing. MELCO's shipments of Wafers in any calendar quarter may vary in quantity within the range of a Wafer Lot.

     10.5 Fabrication Cycles.  MELCO shall use commercially reasonable
          ------------------
efforts to manufacture Wafers within a fifteen (15) week fabrication cycle time including four (4) week metalization cycle time for two (2) metal products. Fabrication cycles will be deemed to commence upon the wafer start and end on the date of first delivery of the order quantity to the F.O.B. point. Metalization cycle time shall be deemed to commence upon the beginning of the first aluminum process and end on the SHIPMENT from the plant. However, fabrication cycle times and metalization cycle times will be based on actual workdays. MELCO shall use commercially reasonable efforts to shorten the cycle times.

     10.6 Lead Time.  Unless otherwise agreed in writing by the parties,
          ---------
the lead time for all orders based on Section 3.2 shall be fifteen (15) actual workweeks.


[*] Confidential Treatment Requested

11.  CONTINGENCIES
     -------------

     Neither party shall be liable to the other party for any damage, delay or failure to perform due to any cause beyond its reasonable control, including but not limited to act of God, government restriction, war, riot, embargo, labor stoppage, act of civil or military authority, fire, flood, earthquake or accident; provided that a party shall have the right to terminate this Agreement upon at least sixty (60) days prior notice if the other party's delay or default due to such a cause continues for a period of at least six (6) months. No such cause shall excuse any payment obligation of a party for amounts which are due and payable or which become due and payable during any such cause.

12.  CONFIDENTIAL INFORMATION; PROPRIETARY RIGHTS
     --------------------------------------------

     12.1 MELCO and NeoMagic-J are parties to a Confidentiality Agreement dated October 20, 1993, a copy of which is attached hereto as Appendix G. Confidential Information received from the other party with respect to this Agreement shall be used solely for the purpose of this Agreement, and such Confidential Information shall not be disclosed to any third party without the prior written permission of the disclosing party for a period of five (5) years after termination or expiration of this Agreement.

     12.2 All Confidential Information and any copies thereof are and shall remain the property of disclosing party. MELCO shall own and, subject to the express terms and conditions of this Agreement, shall retain all right, title and interest in and to the Mitsubishi Proprietary Technology and NeoMagic-J or its Associated Companies shall own and, subject to the express terms and conditions of this Agreement, shall retain all right, title and interest in and to the NeoMagic-J Proprietary Technology. Notwithstanding anything to the contrary herein, NeoMagic-J or its Associated Companies shall solely own all right, title and interest in and to any and all intellectual property covering the Devices, subject only to Mitsubishi's ownership of intellectual property covering the Process and the DRAM Memory Module.

13.  INTELLECTUAL PROPERTY INDEMNITY
     -------------------------------

     13.1 Indemnification by NeoMagic.  NeoMagic-J and/or its Associated
          ---------------------------
Companies shall defend AND INDEMNIFY MELCO against or settle any third-party actions or claims based upon the use or incorporation of technical information provided by NeoMagic-J and/or its Associated Companies under this Agreement, specifically excluding, however, the DESIGN OF DRAM MEMORY MODULE AND PROCESS ("Claims"), alleging that the manufacture by MELCO or sale by MELCO to NeoMagic-J and/or its Associated Companies of the Devices or Wafers under this Agreement infringes or violates any patent, trademark, copyright, trade secret or similar intellectual property right of the claimant. NeoMagic-J and/or its Associated Companies shall purchase any work-in-process for Wafers which are the subject of a Claim which results in the payment of fees for the use of technology of the claimant to manufacture Devices or Wafers or which are the subject of a judgment of a court of competent jurisdiction ruling that such manufacture or sale constitutes an infringement or violation of the third party's intellectual property. The obligations of NeoMagic-J under this section shall be subject to MELCO providing NeoMagic-J (i) prompt notice of the Claim, (ii) reasonable non-monetary assistance in connection with the defense of the Claim (at NeoMagic-J's expense and/or its Associated Companies' expense excluding MELCO's employee expense), and (iii) provided that NeoMagic-J and/or its Associated Companies assumes and diligently pursues the defense of the Claim, full control of the defense and settlement of the Claim. Notwithstanding the foregoing, NeoMagic-J and/or its Associated Companies may not agree to settle any such Claim without MELCO's prior written consent if such settlement includes
(a) any licensing of Mitsubishi Proprietary Technology or (b) an injunction that binds MELCO in any way other than an injunction prohibiting MELCO from manufacturing and distributing the Device to NeoMagic-J (whether or not in a Wafer). NeoMagic-J and/or its Associated Companies shall keep MELCO apprised of the progress of any Claims covered by this Section. Notwithstanding the foregoing, the obligation of NeoMagic-J and/or its Associated Companies to indemnify MELCO under this section shall not apply to any actions or claims described in Section 13.2 of this Agreement.

     13.2 Indemnification by MELCO.  MELCO shall defend AND INDEMNIFY
          -------------------------
NeoMagic-J and/or its Associated Companies against or settle any third-party actions or claims alleging that the manufacture by MELCO or sale or importation by NeoMagic-J or its Associated Companies of the Devices or Wafers under this Agreement infringes or violates any patent, trademark, copyright, trade secret or similar intellectual property right of the claimant, to the extent such claims allege that the DESIGN OF THE DRAM MEMORY MODULE AND PROCESS infringe or violate such intellectual property rights of the claimants ("MELCO Claims"). MELCO shall repurchase from NeoMagic-J any Devices or Wafers purchased by NeoMagic-J and still in its possession which are the subject of a MELCO Claim, the settlement of which results in the payment by NeoMagic-J and/or its Associated Companies of fees for the use of technology of the claimant to sell or use Devices or Wafers or which are the subject of a judgment of a court of competent jurisdiction ruling that manufacture, sale or use of the Devices or Wafers constitutes an infringement or violation of the third party's intellectual property. The obligations of MELCO under this section above shall be subject to NeoMagic-J and/or its Associated Companies providing MELCO (I) prompt notice of the MELCO Claim, (ii) reasonable non-monetary assistance in connection with the defense of the MELCO Claim (at MELCO's expense excluding NeoMagic-J and/or Associated Company employee expense), and (iii) provided that MELCO assumes and diligently pursues the defense of the MELCO Claim, full control of the defense and settlement of the MELCO Claim. Notwithstanding the foregoing, MELCO may not agree to settle any such MELCO Claim without the prior written consent of NeoMagic-J and/or the Associated Companies if such settlement includes (a) any licensing of NeoMagic-J and/or Associated Company Proprietary Technology or (b) an injunction that binds NeoMagic-J and/or its Associated Companies in any way other than an injunction prohibiting NeoMagic-J, its Associated Companies or their reseller customers from selling or using the Device (whether or not in a Wafer). MELCO shall keep NeoMagic-J and/or its Associated Companies apprised of the progress of any MELCO Claims covered by this section. Notwithstanding the foregoing, MELCO's obligation to indemnify NeoMagic-J or its Associated Companies under this section shall not apply to any actions or claims described in Section 13.1 of this AGREEMENT.

     MELCO assumes no liability for (i) infringement claims CAUSED BY combinations of the DRAM MEMORY MODULE design with software or hardware not provided by MELCO if the infringement could have been avoided by the use of other commercially acceptable non-infringing software or hardware; or (ii) infringement claims resulting from any modification of the DRAM core design by NeoMagic-J and unapproved by MELCO, if the infringement would have been avoided in the absence of such modification.

     13.3 Entire Liability.  THIS ARTICLE STATES EACH PARTY'S ENTIRE
          ----------------
LIABILITY AND OBLIGATION (EXPRESS, STATUTORY, IMPLIED OR OTHERWISE) WITH RESPECT TO INTELLECTUAL PROPERTY INFRINGEMENT OR VIOLATION OR CLAIMS THEREFOR ARISING OUT OF THE MANUFACTURE AND SALE OF WAFERS OR DEVICES PURSUANT TO THIS AGREEMENT.

14.  ENTIRE AGREEMENT
     ----------------

     This Agreement, together with all Appendices hereto, together with that certain Prototype Wafer Supply Agreement dated as of September 1, 1995 concerning the Device known as the NMG2 and the agreement referenced and amended in Section 12.1 of this Agreement, constitute the entire agreement and understanding among NeoMagic-J and MELCO with respect to the manufacturing and sale of Wafers and supersede all prior agreements, dealing, and negotiations with respect thereto. No modification, alteration or amendment of this Agreement shall be effective unless in writing and signed by authorized representatives of the parties. No waiver of any breach shall be held to be a waiver of any other or subsequent breach.

15.  TERMINATION FOR CAUSE
     ---------------------

     15.1 Subject to Section 16.3, either party ("terminating party") may terminate this Agreement immediately upon giving notice in the event of one or more of the following:

          (a) the other party enters into voluntary or involuntary bankruptcy or insolvency or ceases to make payments to its creditors;

          (b) the other party liquidates its business relating to the Wafers or Devices or makes or causes to be made an assignment of its assets or business, either in whole or in part, for the benefit of its creditors;

          (c) a receiver, trustee or similar fiduciary is appointed to take over, administer or conduct all or a substantial part of the business or property of the OTHER party; or

          (d) the other party dissolves or liquidates its assets.

     15.2 If a substantial change occurs in the ownership or control of the other party as a result of the purchase of a majority of the equity securities in such other party (except as a result of an initial public offering pursuant to the Securities Act of 1933) without the prior written consent of the first party for this Agreement to continue after such change in control (which consent shall not be unreasonably withheld) the first party may terminate this Agreement upon notice to the other, such termination to become effective on the sooner of twelve (12) months after it is given or upon the end of the term of this Agreement.

     15.3 If either party is involved in any of the events or occurrences enumerated in Section 15.1 or 15.2, such party shall give the other party with immediate notice thereof.

     15.4 If a party breaches any of the terms of this Agreement, which breach shall include without limitation the failure to make full and complete payment of any amount when due, the other party shall have the right to terminate this Agreement unless the party committing such breach shall have corrected such breach within sixty (60) days after receipt of notice thereof from the party alleging such breach.

16.  RIGHT AND OBLIGATION UPON TERMINATION
     -------------------------------------

     16.1 Termination of this Agreement for any reason shall not affect any obligation arising prior to the effective date of termination or expiration and any obligation which from the context thereof is intended to survive the termination of this Agreement.

     16.2 In addition, termination of this Agreement (a) by one party shall not affect NeoMagic-J's obligation to pay all amounts due or to become due to MELCO as of the date of termination or (b) by NeoMagic-J shall not affect Purchase Orders already accepted by MELCO. The price in effect at the termination date shall apply to deliveries thereafter.

     16.3   In the event that MELCO terminates this Agreement pursuant to
Section 15.1 above, MELCO agrees to supply Wafers on the same terms and conditions herein to NeoMagic-J's customers upon request by such customers. Neo-Magic-J agrees to provide MELCO with a list of such customers reasonably prior to the occurrence of any of the events specified in Section 15.1 above. MELCO agrees that such customers are third party beneficiaries of this Agreement and may enforce this Section 16.3 against MELCO.

17.  NOTICES
     -------

     17.1 Any notice given under this Agreement shall be in writing and shall be sent by registered mail or certified mail, postage prepaid, return receipt requested, or by any other overnight delivery service which delivers to the noticed destination and provides proof of delivery to the sender. All notices shall be effective when first received by a party at the following address (or to such other address as may be specified by such party by notice in accordance herewith):

If to MELCO:    Mitsubishi Electronic Corporation
                ---------------------------------------
                ---------------------------------------
                ---------------------------------------
                ---------------------------------------

If to NeoMagic-J:  NeoMagic Japan K.K.
                ---------------------------------------
                ---------------------------------------
                ---------------------------------------
                ---------------------------------------

18.  NO IMPLIED LICENSE
     ------------------

     Except as may be otherwise expressly provided for in this Agreement, neither the terms and conditions of this Agreement nor the acts of any party pursuant to this Agreement or related to NeoMagic-J's purchase, use, sale or other distribution of the Wafers or Devices may be considered in any way as a grant of any license whatsoever under MELCO's or NeoMagic-J's present or future patents, copyrights, trademarks, trade secrets or other proprietary rights, nor is any such license granted by implication, estoppel or otherwise.

19.  GENERAL
     -------

     19.1 All publicity and public announcements concerning the formation and existence of this Agreement shall be planned and coordinated by and between the parties. Neither party shall disclose any of the provisions of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided that, a party may disclose, in a manner consistent with industry standards and custom, the existence of this Agreement and that the parties are doing business with the other without disclosing the terms of any provisions of this Agreement. Notwithstanding the foregoing, either party may disclose any information concerning this Agreement to the extent required by the rules, orders, regulations, subpoenas or directives of a court, government or governmental agency, after giving prior notice to the other party and subject to the disclosing party obtaining confidentiality treatment of the Agreement's provisions to the extent permitted.

     19.2 As used in this Agreement, except for terms of payment and cure period for default and where otherwise noted, the term "days" shall mean business days.

     19.3 Each party is an independent contractor and not an agent or employee of the other party. Neither MELCO nor NeoMagic-J is authorized to represent or make any commitments on behalf of the other.

     19.4 Except as otherwise specified in this Agreement, all rights and remedies conferred by this Agreement, by any other instrument or by laws are cumulative and may be exercised singularly or concurrently. If any provision of this Agreement is held invalid or unenforceable pursuant to any law or regulation of any government or by any court, such invalidity or unenforceability shall not affect the enforceability of other provisions contained in this Agreement. This Agreement and any Purchase Orders issued under this Agreement shall be governed by and interpreted in accordance with the laws of Japan.

     19.5 Neither party shall be liable for indirect, special or consequential damages, loss of use of the Device or Wafers or loss of profits by reason of any breach or default under this Agreement.

     19.6 Clause headings contained in this Agreement are for reference purposes only and have no interpretative significance.

     19.7 Each party shall be responsible for compliance with the U.S. Export Administration Regulations in connection with their respective exports from the United States of commodities or technical data relating to this Agreement and with the export laws of Japan in connection with their respective exports from Japan of such commodities or technical data.

     19.8 If there are any conflicts between the English language version of this Agreement and any Japanese language version of this Agreement, the parties shall confer and in good faith attempt to resolve the conflict by referring to the English language version as a base.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives as of the day and year first above written.

NEOMAGIC JAPAN K.K.                 MITSUBISHI ELECTRIC CORP


By:___________________              By:_____________________

Name:_________________              Name:___________________

Title:________________              Title:__________________



WITNESSED BY:                       WITNESSED BY:
NEOMAGIC INTERNATIONAL              NEOMAGIC CORPORATION


BY:___________________              BY:_____________________

NAME:_________________              NAME:___________________

TITLE:________________              TITLE:__________________

                                   Appendices
                                   ----------

  A             -    Process

  D             -    DRAM Memory Module - Specifications

  E             -    Process Specifications

  F             -    Inspection Specifications

  G             -    Confidentiality

                                   Appendix A
                                   ----------


               Process                                 Process ID
--------------------------------------   --------------------------------------

16 Meg ASIC DRAM Generation 2.5

16 Meg ASIC DRAM Generation 3.0


                                  Appendix D
                                  ----------

                                     [ * ]


                       [Confidential Treatment Required]

                                  Appendix E
                                  ----------

                                     [ * ]


                       [Confidential Treatment Required]

                               Appendix F (plan)
                               -----------------

                 Specification for wafer appearance inspection
                 ---------------------------------------------

1.   Method for inspection

     This inspection is basically done by looking at wafers with naked eye.

2.   Inspection standard

     A wafer which satisfies one of the following conditions should not be shipped.

     Conditions:

     (1) Broken wafer (Except for a wafer that has broken edges which size is smaller than the size of fig. 1.)

     (2)  Cracked wafer

     (3) Crooked wafer which cannot be diced

     (4)  No glass coated wafer

     (5)  No PIX coated wafer

                                  Appendix G
                                  ----------

                                     [ * ]


                       [Confidential Treatment Required]